EXHIBIT 10.23
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made as of the                      day of September, 2003 by and among Global Water Resources LLC, a limited liability company formed and capitalized under the laws of the State of Delaware (the “Employer”), and Trevor Hill, a resident of the State of Arizona (the “Executive”).
RECITALS:
     WHEREAS, the Employer desires to employ the Executive as an Officer and Managing Member of the Employer and the Executive desires to accept such employment.
     NOW, THEREFORE, in consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:
1. Definitions. The defined terms used in this Agreement are set forth in Section 22 below.
2. Employment and Duties.
     2.1 Employment. The Employer hereby employs the Executive on the terms and conditions set forth in this Agreement and the Executive accepts such employment. It is agreed and acknowledged by the Executive that his employment hereunder is at the will of the Employer and may be terminated at any time.
     2.2 Position. The Executive is employed initially as the President of the Employer, subject to the direction of the Managing Members of the Employer (the “Managing Members”) or its designee(s). Executive shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Employer in connection with the conduct of its business. The duties and responsibilities of the Executive are set forth on Exhibit A attached hereto.
     2.3 Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.2 hereof, the Executive shall:
     (a) devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;
     (b) diligently follow and implement all reasonable and lawful management policies and decisions communicated to him by the Managing Members; and
     (c) timely prepare and forward to the Managing Members all reports and accountings as may be requested of the Executive.

     2.4 Permitted Activities. The Executive shall devote substantially all of his business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage. This shall not, however, be construed to prevent the Executive from:
     (a) investing his personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Employer and which will not require any substantial and regular services on the part of the Executive in their operation or affairs;
     (b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in him collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer; and
     (c) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Managing Members approve of such activities prior to the Executive’s engaging in them.
3. Compensation. The Executive shall receive the following salary and benefits during the Term, except as otherwise provided below:
     3.1 Base Salary. During the Initial Term, the Executive shall be compensated at a base rate of $200,000.00 per year (the “Base Salary”). The Executive’s Base Salary shall be reviewed by the Managing Members at least annually. Base Salary shall be payable in accordance with the Employer’s normal payroll practices.
     3.2 Incentive Compensation. The Executive shall be entitled to annual bonus compensation, if any, as determined in the sole discretion of the Managing Members or pursuant to any incentive compensation program as may be adopted from time to time by the Employer.
     3.3 Benefits. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be authorized by the Managing Members from time to time for executives of the Employer. All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices. Such benefits may include, by way of example only, profit-sharing plans, retirement or investment funds, dental, health, life and disability insurance benefits and such other benefits as the Employer deems appropriate.
     3.4 Business Expenses; Memberships. The Employer specifically agrees to reimburse the Executive for:
     (a) reasonable and necessary business (including travel) expenses incurred by him in the performance of his duties hereunder; and

     (b) the dues and business related expenditures, including initiation fees, associated with memberships in professional associations which are commensurate with his position that are incurred after the Effective Date; provided, however, that the Executive shall, as a condition of reimbursement under 3.4(a) or (b), submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.
     3.5 Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.
4. Term and Termination.
     4.1 Term. This Agreement shall remain in effect for the Term. While this Agreement remains in effect, at the end of the Initial Term and at the end of any twelve-month extension thereof, this Agreement shall automatically be extended for a successive twelve-month period unless either party gives written notice to the other of its intent not to extend this Agreement. Such written notice shall be given not less than sixty (60) days prior to the end of the Initial Term or each such successive twelve-month period. In the event such notice of non-extension is properly given, this Agreement shall terminate at the end of the Term then in effect.
     4.2 Termination. During the Term, the employment of the Executive under this Agreement may be terminated as follows:
     4.2.1 By the Employer:
     (a) For Cause, upon written notice to the Executive pursuant to Section 11 hereof, where the notice has been approved by the Managing Members;
     (b) Without Cause at any time, provided that the Employer shall give the Executive thirty (30) days’ prior written notice of its intent to terminate, in which event the Employer shall be required to continue to meet its obligations to the Executive under Section 3.1 for a period equal to six (6) months following the termination; or
     (c) Upon the Disability of Executive at any time, provided that the Employer shall give the Executive thirty (30) days’ prior written notice of its intent to terminate, in which event, the Employer shall be required to continue to meet its obligations under Section 3.1 for six (6) months following the termination or until the Executive begins receiving payments under the Employer’s long-term disability policy, if any, whichever occurs first.

     4.2.2 At any time upon mutual, written agreement of the parties.
     4.2.3 Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death.
     4.3 Effect of Termination. Upon termination of the Executive’s employment hereunder, the Employer shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of salary and bonus amounts, if any, accrued pursuant to Sections 3.1 and 3.2 hereof and unpaid as of the effective date of the termination of employment and for salary payments set forth in Sections 4.2.1(b) and (c); and/or expenses under Section 3.4 as applicable. Nothing contained herein shall limit or impinge upon any other rights or remedies of the Employer or the Executive under any other agreement or plan, including specifically the Operating Agreement of the Employer to which the Executive is a party or of which the Executive is a beneficiary. In the event the Executive’s employment is terminated for cause pursuant to Section 4.2.1(a) and assuming the Executive is then serving as a Managing Member of the Employer, the Executive shall tender his resignation as a Managing Member, with such resignation to be effective as of the same date as his termination of employment.
5. Employer Information.
     5.1 Ownership of Employer Information. All Employer Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Employer.
     5.2 Obligations of the Executive. The Executive agrees:
     (a) to hold Employer Information in strictest confidence;
     (b) not to duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information; and
     (c) in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.
Notwithstanding the foregoing, Executive shall be entitled to disclose Employer Information if and only to the extent he is required to do so under applicable law or under order of a court of competent jurisdiction or a valid administrative or congressional subpoena, provided that Executive has received written advice of counsel that such disclosure is required and further provided, that Executive gives the Employer prompt oral and written notice of any such requirement so that the Employer may seek a protective order or other appropriate remedy. The parties will cooperate, each at its expense, in the Employer’s efforts to obtain such remedies, but this provision will not be construed to require Executive to undertake any such legal proceedings on its own behalf. Unless such disclosed Employer Information is made public as a result of the disclosure required under applicable law or under order of a court of competent jurisdiction or a valid administrative or congressional subpoena, such disclosed Employer Information shall remain confidential thereafter. This Section 5 shall survive for a period of two (2) years following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.
     5.3 Delivery upon Request or Termination. Upon request by the Employer, and in any event upon termination of his employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Employer Information then in his possession or control.
6. Non-Competition. The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:
     (a) by the Employer for Cause or without Cause pursuant to either Section 4.2.1(a) and (b),
     (b) by the Executive and the Employer pursuant to Section 4.2.2, or
     (c) by the Executive, with or without notice,
he will not (except on behalf of or with the prior written consent of the Employer), within any county in the Area, either engage in or carry on, directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee member of a limited liability company, partner of a partnership or as a stockholder, investor, officer, director, trustee or as an employee, agent, associate, consultant or in any other capacity engage in any business which is the same as or essentially the same as the Business of the Employer, its successors and permitted assigns, that was conducted during Executive’s employment. The parties intend that the covenants contained in this Section 6 shall be deemed to be a series of separate covenants, one for each county in the Area, and except for geographic coverage, each such separate covenant shall be identical to the covenants contained in this Section 6. This noncompete agreement shall continue for twenty-four (24) months after the Executive’s employment is so terminated; provided, that if Executive’s employment is terminated without Cause, this noncompete agreement shall continue for six (6) months after the Executive’s employment is so terminated.
7. Non-Solicitation of Customers. The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:
     (a) by the Employer for Cause or without Cause pursuant to either Section 4.2.1(a) and (b),
     (b) by the Executive and the Employer pursuant to Section 4.2.2, or
     (c) by the Executive, with or without notice,
he will not (except on behalf of or with the prior written consent of the Employer), within any county in the Area, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer’s customers, including actively sought prospective customers, with whom the Executive has or had material contact during the last two (2) years of his employment, for purposes of providing products or services that are competitive with the Business of the Employer, its successors and permitted assigns, that was conducted during the Executive’s employment. The parties intend that the covenants contained in this Section 6 shall be deemed to be a series of separate covenants, one for each county in the Area, and except for geographic coverage, each such separate covenant shall be identical to the covenants contained in this Section 7. This nonsolicitation agreement shall continue for twenty-four (24) months after the Executive’s employment is so terminated; provided, that if Executive’s employment is terminated without Cause, this nonsolicitation agreement shall continue for six (6) months after the Executive’s employment is so terminated.
8. Non-Solicitation of Employees. The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:
     (a) by the Employer for Cause or without Cause pursuant to either Section 4.2.1(a) and (b),
     (b) by the Executive and the Employer pursuant to Section 4.2.2, or
     (c) by the Executive, with or without notice,
he will not, within the Area, on his own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Employer or its Affiliates to another person or entity providing products or services that are competitive with the Business of the Employer, whether or not:
     (x) such employee is a full-time employee or a temporary employee of the Employer or its Affiliates,
     (y) such employment is pursuant to written agreement, and
     (z) such employment is for a determined period or is at will.
     This noncompete agreement shall continue for twenty-four (24) months after the Executive’s employment is so terminated; provided, that if Executive’s employment is terminated without Cause, this noncompete agreement shall continue for six (6) months after the Executive’s employment is so terminated.
9. Remedies. The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the Business of the Employer, its interests and properties, and that irreparable loss and damage will be suffered by the Employer should he breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.
10. Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.
11. Notices. Any notice required or permitted under this Agreement shall be effective only if it is in writing and (i) personally delivered, (ii) sent by U.S. mail, postage prepaid, (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, (iv) telecopied, if confirmed with an error-free transmission report, or (v) e-mailed to such e-mail address as shall have been furnished to the notifying party, with delivery confirmed, addressed as set forth on Exhibit B attached hereto. Such notices shall be deemed to have been duly given either five (5) business days after the date of mailing by U.S. mail as described above or if otherwise sent, on the business day of receipt. Notices delivered after 5:00 p.m. shall be considered received on the next business day. A party to this Agreement may alter the address or telecopy number to which notices are to be sent by giving notice of such change to the Managing Member in conformity with the provisions of this Section 11.
12. Assignment. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party to this Agreement.
13. Waiver. A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.
14. Exhibits and Schedules. Any reference to an Exhibit to this Agreement in this Agreement shall be deemed to include any schedules to such Exhibit. Each of the Exhibits referred to in this Agreement is hereby incorporated by reference in this Agreement as if it were set out in full in the text of this Agreement.
15. Attorneys’ Fees. In the event that disputes and/or litigation ensue between the parties concerning the provisions of this Agreement, each party shall bear its own attorneys’ fees.
16. Applicable Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Arizona.
17. Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.
18. Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

19. Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.
20. Survival. The obligations of the Executive pursuant to Sections 4, 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective Sections.
21. Time is of Essence. Time is of the essence in the performance of each and every obligation contained in this Agreement.
22. Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:
     22.1 “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.
     22.2 “Affiliate” shall mean any business entity which controls the Employer, is controlled by or is under common control with the Employer.
     22.3 “Area” shall mean the geographic area within the boundaries of Arizona and Texas. It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Employer under this Agreement as of the Effective Date.
     22.4 “Business of the Employer” shall mean the business conducted by the Employer, which is the business of acquiring and operating water and wastewater utilities in the Area.
     22.5 “Cause” shall mean:
     22.5.1 With respect to termination by the Employer:
     (a) Conduct by the Executive that amounts to fraud or dishonesty in the performance of his duties and responsibilities hereunder;
     (b) Arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Executive during the Term of this Agreement of a crime involving breach of trust or moral turpitude;
     (c) Conduct by the Executive that results in removal from his position as an officer or executive of Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over Employer.
     (d) A material breach of the terms of this Agreement by the Executive, including, without limitation, gross and willful failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under this Agreement, which failure remains uncured after the expiration of ten (10) days following the delivery of written notice of such breach to the Executive by Employer. Such notice shall (i) specifically identify the duties in this Agreement that the Managing Members believe the Executive has failed to perform, and (ii) state the facts upon which the Managing Members made such determination.
     22.6 “Employer Information” means Confidential Information and Trade Secrets.
     22.7 “Confidential Information” means data and information relating to the Business of the Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.
     22.8 “Disability” shall mean the inability of the Executive to perform each of his material duties under this Agreement for the duration of the short-term disability period under the Employer’s policy then in effect as certified by a physician chosen by the Employer and reasonably acceptable to the Executive.
     22.9 “Effective Date” shall mean the date October ___, 2003.
     22.10 “Initial Term” shall mean that period of time commencing on October ___, 2003 (the “Beginning Date”) and running until the close of business on the last business day immediately preceding the fifth (5th) anniversary of the Beginning Date.
     22.11 “Operating Agreement” shall mean that Operating Agreement dated October ___, 2003 by and between Levine Investments, LP, Trevor Hill, Leo Commandeur and Dan Cracchiolo.
     22.12 “Term” shall mean the earlier of (a) the last day of the Initial Term or most recent subsequent renewal period or (b) any earlier termination of employment of the Executive under this Agreement as provided for in Section 4.
     22.13 “Trade Secrets” means Employer information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:
     (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

     (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

GLOBAL WATER RESOURCES, LLC
By:
William S. Levine
Manager

THE EXECUTIVE:

Trevor Hill

Exhibit A
Initial Duties of the Executive
     The initial duties of the Executive shall include the following:
•	Execute the Employer’s plan to acquire and/or form and then operate and maintain regulated or unregulated water and wastewater utilities.

•	Work with the Managing Members to develop a long-term strategy for the Employer to create shareholder value.

•	Develop and recommend to the Managing Members annual business plans and budgets that support the Employer’s long-term strategy.

•	Manage the day-to-day business affairs of the Employer.

•	Use best efforts to achieve the Employer’s financial and operating goals and objectives.

•	Implement major corporate policies.

Exhibit B
Notices
     To Employer:
Global Water Resources, LLC
1702 East Highland Avenue
Suite 310
Phoenix, AZ 85016
Attention: William S. Levine
Fax:(602) 248-0884
Email:bob@levineinvestments.com
With Copy To:
Powell, Goldstein, Frazer & Murphy LLP
16th Floor
191 Peachtree Street, NE
Atlanta, GA 30303
Attention: William B. Shearer, Jr.
Fax:(404) 572-6999
Email:wshearer@pgfm.com
To Executive:
Trevor Hill
42528 N. Back Creek Way
Anthem, AZ 85016
Fax:
Email: trevor.hill@nexspringwater.com